FIRST FINANCIAL FUND, INC.
                              Gateway Center Three
                               100 Mulberry Street
                          Newark, New Jersey 07102-4077

                                  July 26, 2002

To our Stockholders:

         The Board of Directors of First Financial Fund, Inc., a Maryland corporation (the "Fund"), has sent you proxy materials and letters related to the Fund's Annual Meeting of Stockholders (the "Meeting") to be held on August 12, 2002, recommending the re-election of the incumbents, Eugene C. Dorsey and Robert E. La Blanc, as Class I Directors of the Fund. A group of family trusts advised by Stewart R. Horejsi that owns 39% of the Fund's shares (the "Horejsi Group") has also sent you materials advocating the election of its nominees. WE URGE YOU TO VOTE FOR THE INCUMBENTS, MESSRS. DORSEY AND LA BLANC, BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID RETURN ENVELOPE AS SOON AS POSSIBLE.

         We believe your decision regarding the election of Directors is critical to the future of the Fund. You have a choice between the experienced, independent and successful incumbents and the inexperienced, partisan and unproven candidates proposed by the Horejsi Group. The Horejsi Group's proxy materials have been filled with extraneous and irrelevant statements meant to hide its true intentions. DON'T LET THE HOREJSI GROUP'S MISDIRECTION FOOL YOU. We fear that the Horejsi Group's true plans regarding the Fund may well be identical to its actions towards the other closed-end funds it has targeted, Boulder Total Return Fund and Boulder Growth & Income Fund (the "Boulder Funds"). The Horejsi Group's pattern has been to gain control, install the Group's affiliate as adviser charging substantially higher fees and change the fundamental nature of the funds' investment program and strategies. CONSEQUENTLY, WE BELIEVE THAT A VOTE FOR THE HOREJSI CANDIDATES EFFECTIVELY WILL ALLOW THE HOREJSI GROUP TO CHANGE THE FUND INTO A "BOULDER FUND." THIS IS NOT THE KIND OF CHANGE THAT WOULD BENEFIT YOUR FUND.

         IF YOU WISH TO SUPPORT CANDIDATES FOR DIRECTOR THAT ARE FOCUSED ON ACHIEVING LONG-TERM CAPITAL APPRECIATION WITH A SECONDARY OBJECTIVE OF CURRENT INCOME, AND THAT ARE SUPPORTIVE OF THE FUND'S CURRENT INVESTMENT ADVISER, WELLINGTON MANAGEMENT COMPANY, LLP ("WELLINGTON MANAGEMENT"), ITS PORTFOLIO MANAGER, NICHOLAS C. ADAMS, AND ITS LONG-STANDING INVESTMENT FOCUS ON SMALL AND MID-SIZED FINANCIAL INSTITUTIONS, WE URGE YOU TO VOTE FOR THE INCUMBENTS, MESSRS. DORSEY AND LA BLANC.

         For over 15 years, the Fund has provided its stockholders with a unique investment opportunity. Under the Board's oversight, Wellington Management has guided the Fund, through both positive and negative business cycles, to an average annual total return of 26.08% during the last 10 years based on net asset value.(1) In fact, the Fund has been named as the best performing closed-fund over the last 15 years by CDA/Wiesenberger and The Internet Closed-End Fund Investor,(2) and as the #1 closed-end equity fund for the ten years ended December 31, 2001 and the #1 sector equity fund for the year ended December 31, 2001 by Lipper, Inc. within its Closed-End Equity Fund Performance Analysis Service.(3) The incumbents' independence from Wellington Management, from the Fund's administrator, Prudential Investments LLC, and from any large stockholders, including the Horejsi Group, makes them ideal advocates for the best interests of all Fund stockholders.

         In contrast to the incumbents, the Horejsi candidates offer little to no experience with investment companies or public companies of any type apart from their Horejsi Group-related positions, which raises substantial questions about their independence from the Group. Additionally, despite the Horejsi Group's confusing claims that its candidates will purchase more Fund shares, the incumbents on the WHITE card, Messrs. Dorsey and La Blanc, own substantially more shares than the Horejsi candidates and have owned such shares for a significantly longer time than the Horejsi candidates have owned their Fund shares.

         We hope that you have seen through the scare tactics that the Horejsi Group has employed to draw attention away from the Group's silence as to its true intentions. The Board has repeatedly expressed its willingness to the Horejsi Group to discuss any concerns it has with the Fund, but the Group has never taken us up on the offer. In light of this, we are astonished that the Horejsi Group now intimates that the Board has been recalcitrant and nonresponsive. WE CAN ONLY CONCLUDE THAT THE HOREJSI GROUP HAS OTHER MOTIVES THAT IT DOES NOT WANT TO DISCLOSE AT THIS TIME.

         Given the Fund's exceptional performance and the incumbents' unblemished record of oversight, we urge you to vote for the incumbents, Messrs. Dorsey and La Blanc. TO PUT IT SIMPLY, IF THERE IS NOTHING WRONG WITH THE FUND, WHY IS THE HOREJSI GROUP SO STRENUOUSLY ASSERTING THAT ITS NOMINEES WILL "FIX" THE FUND? MANY OF YOUR FELLOW FUND STOCKHOLDERS HAVE AGREED WITH US AND HAVE VOTED FOR THE INCUMBENTS. HOWEVER, WE NEED EVERY VOTE POSSIBLE IN ORDER TO DEFEAT THE HOREJSI GROUP'S CANDIDATES AND ITS UNDISCLOSED PLANS.

         Once again, please sign, date, and return the enclosed WHITE proxy card in the enclosed postage-paid return envelope. PLEASE DISREGARD ANY GREEN PROXY CARDS YOU MAY RECEIVE FROM THE HOREJSI GROUP OR ITS SOLICITORS. IF YOU HAVE ALREADY VOTED A GREEN PROXY CARD, YOU MAY STILL SUBMIT A WHITE PROXY CARD, WHICH WOULD CANCEL YOUR VOTE ON THE GREEN PROXY CARD. Should you need another copy of our proxy materials, or if you have any questions or need other assistance, please call the Fund's proxy solicitor, Georgeson Shareholder Communications Inc., toll free at (800) 530-2809.

         Don't let the Horejsi Group take this unique investment opportunity from you. PLEASE VOTE THE WHITE CARD to LET THE FUND CONTINUE ON ITS CURRENT COURSE.

         We hope you will join us in fighting for the future of your Fund.

                                            Sincerely,
                                            /s/ Thomas T. Mooney
                                            Thomas T. Mooney
                                            Chairman of the Board of Directors
                                            First Financial Fund, Inc.

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(1) Past performance is no guarantee of future results.
(2) Based upon net asset value annualized returns as of April 30, 2002. The Internet Closed-End Fund Investor is a service whose mission is to educate investors about closed-end funds and to provide information that may be useful in making investment decisions concerning closed-end funds. CDA/Wiesenberger, a division of Thomson Financial Services, is a leading provider of fund information.
(3) Lipper, Inc., a Reuters company, is a global leader in supplying fund information.